HPC CAPITAL MANAGEMENT
Investment Banking / Financial Consultants

July 2, 2007

Mr. Jonathan Godshall
Chief Executive Officer
Trulite Inc.
1401 McKinney Street
Suite 900
Houston, TX 77010-4035

RE: **Engagement Letter**

Dear Mr. Godshall:

This letter agreement (this "Agreement") confirms Trulite Inc.'s (the "Company") engagement of HPC Capital Management ("HPC") as investment banker, financial advisor and consultant of the Company and sets forth the terms and conditions pursuant to which HPC shall perform in said capacity.

1. **Retention**: Subject to the terms and conditions of this Agreement, the Company hereby engages HPC to act on behalf of the Company as a **non-exclusive** investment banker, financial advisor and consultant commencing on the date hereof and continuing for a period of twelve (12) months hereafter (the "Engagement"). Either party may cancel this Agreement upon thirty (30) calendar day's written notice.

2. **Services**: During the Engagement and subject to the terms and conditions herein, HPC agrees to provide financial services consisting of: (i) evaluating the Company's requirements for funding growth and expansion of the Company's operations; (ii) advising the Company as to alternative modes and sources of financing; (iii) analyzing the impact of business decisions, policies, and practices on the value of the Company's business and securities; (iv) increasing the public exposure of the Company through introductions to institutions, brokers and the investment community, and (v) bringing to the attention of the Company possible business opportunities and evaluating business opportunities generally, whether or not HPC or others originate such opportunities. HPC agrees to devote such time, attention, and energy as may be necessary to perform the services hereunder. The Company expressly acknowledges and agrees that nothing herein shall be construed, however, to require HPC to (i) provide a minimum number of hours of service to the Company or to limit the right of HPC to perform similar services for the benefit of persons or entities other than the Company, (ii) commit to purchase securities of the Company or secure financing on behalf of the Company by third parties, (iii) ensure that any potential investor(s) introduced to the Company by HPC will execute final agreements with the Company, or (iv) guaranty the obligations of any investor(s) introduced to the Company by HPC under any final agreements with such investor(s).

3. **Remuneration**: For undertaking the Engagement and for other good and valuable consideration, including but not limited to, the substantial benefit the Company will derive from the ability to announce its relationship with HPC, the Company agrees as follows:

a. **Placement Fees:** HPC shall receive a cash placement fee equal to 10% of the total purchase price of the securities sold in a placement of such securities (the" Transaction") to investors introduced by HPC, including all amounts placed in an escrow account or payable in the future and, with the exception of the exercise of warrants issued to investors in connection with the placement of such securities, which is set forth in this paragraph (a) below ("Investor Warrants"), all amounts paid or payable upon exercise, conversion or exchange of such securities received or receivable directly by the Company ("Aggregate Consideration") in any placement of the securities in connection with HPC's efforts hereunder. Such consideration paid in cash shall be paid directly to HPC out of escrow, as and when such consideration is paid to the Company. The Company shall also pay to the HPC in cash an amount equal to 5% of the cash proceeds received (directly or indirectly) from the exercise of any Investor Warrants issued in the Transaction by the holders of those Warrants.

b. **Warrants:** On each closing date on which Aggregate Consideration is paid or becomes payable, the Company shall issue to HPC warrants (the "Warrants") in an amount equal to 10% of the aggregate consideration raised by HPC. The exercise price of the Warrants shall equal the lower price (to any investor(s)) at which any common equity of the Company is or may be sold in such Transaction or upon the conversion, exercise or exchange of such securities. The Warrants shall be exercisable immediately after the date of issuance, and shall expire 5 years after the date of issuance, unless otherwise extended by the Company. The Warrants shall include a cashless exercise provision and will be non-redeemable and provide for automatic exercise upon expiration. The Warrants shall be transferable, subject only to the securities laws, by the holders thereof. HPC represents covenants and agrees that it will obtain the Warrants for investment purposes for its own account only and will not sell, offer to sell, distribute or offer to distribute, the Warrants or securities of the Company into which the Warrants are convertible, without being registered under the Securities Act of 1933, as amended.

c. **Tail Period:** The company shall and shall have caused its affiliates to pay HPC all compensation described in this Section 3 with respect to all financing candidates at any time prior to the expiration of 1 year after the Termination Date (the "Tail Period") if such candidates were identified to the Company by HPC in writing during the term of the Engagement, such candidates had not already been contacted by the Company, and Company does not dispute in writing that HPC identified such candidates to the Company.

d. **Mergers and Acquisitions:** The company agrees that if HPC, directly or Indirectly, introduces the Company, during the term of the Engagement, to any person or entity that becomes a party to a merger, acquisition, joint venture or other similar transaction with the Company or any subsidiary thereof that is consummated during the term of the Engagement or prior to the expiration of the Tail Period, then the Company shall pay to HPC a fee. The fee will be paid in a combination of stock and cash that will reflect the exact percentage of stock and or cash used for the transaction and will be calculated as a percentage of the Transaction Value (as defined herein) in accordance with the following scale:

• 6% on the first	$7,000,000		
• 5% on the amount from	$7,000,001	to	$9,000,000
• 4% on the amount from	$9,000,001	to	$11,000,000

• 3% on the amount from	$11,000,001	to	$13,000,000
• 2% on the amount from	$13,000,001	to	$15,000,000
• 1% on the amount above			$15,000,001

e. "**Transaction Value**" shall mean the aggregate value of all cash, securities, notes, debentures purchase options, royalties, management, and consulting agreements; marketing, licensing and revenue contracts; agreements not-to-compete, including contingent and installment payments; consideration paid for assets owned by majority owned subsidiaries of the Company or entities in any business relationship which are used in or are potentially useful in the Company 's business; the total value of liabilities avoided by the Company or assumed by the acquirer; the total value of all liabilities on the Company's balance sheet that are transferred to the acquirer of the stock of the Company in a stock transaction and any other tangible net benefit to the Company, its shareholders or directed beneficiaries and other property and valuable consideration of every kind either (i) transferred to the Company and its affiliates in connection with any transaction involving any investment , loan or any other equity or debt financing for, or acquisition of, the Company or any subsidiary thereof, or in connection with an acquisition of the assets thereof or (ii) transferred by the Company and its subsidiaries in any transaction involving an investment in or acquisition of any third party, or acquisition of the equity or assets thereof, by the Company or any subsidiary thereof or (iii) transferred or otherwise contributed by the Company or any subsidiary to enter into any joint venture or similar joint enterprise or undertaking with any third party. The aggregate value of all such cash, securities and other property and valuable consideration shall be the aggregate fair market value thereof as determined jointly by HPC and the Company, or, if HPC and the Company cannot agree on an Aggregate Value, by an independent appraiser jointly selected by HPC and the Company.

4. **Representations, Warranties and Covenants of the Company:** The Company hereby represents and warrants and covenants as follows:

a. (i) The Company has the full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder, (ii) this Agreement has been duly authorized and executed by and constitutes a valid and binding agreement of the Company enforceable in accordance with its terms, (iii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not conflict with or result in a breach of (A) the Company's certificate of incorporation or by-laws, or (B) any agreement to which the Company is a party or by which any of its property or assets is bound.

b. In the event that the company wishes to enter into a transaction that requires the approval of shareholders, it is understood that both the management and the board of directors will use its best efforts to obtain such approval so long as the Board of Directors determines, in its discretion, that this transaction is in the best interests of the company and of the shareholders.

c. Upon the filing of any registration statement by the Company pursuant to the Securities Act of 1933, as amended, in connection with the Transaction , the Company shall also negotiate, as requested by the holders, the terms to register for resale by such holder(s) in such registration statement any common equity securities issued or issuable as a result of any placement made pursuant to this Agreement.

5. **Representations, Warranties and Covenants of HPC:** HPC hereby represents and warrants that: (i) it has the full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder, (ii) this Agreement has been duly authorized and executed by and constitutes a valid and binding agreement of HPC enforceable in accordance with its terms, (iii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not conflict with or result in a breach of (A) HPC's certificate of incorporation or by-laws, or (B) any agreement to which HPC is a party or by which any of its property or assets is bound.

6. **Independent Contractor:** HPC and the Company hereby acknowledge that HPC is an independent contractor. HPC shall not hold itself out as, nor shall it take any action from which others might infer that it is a partner or agent of, or joint venture with, the Company. In addition, HPC shall take no action, which binds, or purports to bind, the Company.

7. **Confidentiality:** The Company acknowledges that all opinions and advice, whether oral or written, given by HPC to the Company in connection with this Agreement are intended solely for the benefit and use of the Company in considering the transactions to which they relate, and the Company agrees that no person or entity other than the Company shall be entitled to make use of or rely upon the advice of HPC to be given hereunder, and no such opinion or advice shall be used by the Company for any other purpose or reproduced, disseminated, quoted or referred to by the Company in communications with third parties at any time, in any manner or for any purpose, nor may the Company make any public references to HPC or use HPC's name in any annual report or any other report or release of the Company without HPC's prior written consent, except that the Company may, without HPC's further consent, disclose this Agreement (but not information provided to the Company by HPC) in the Company's filings with the Securities and Exchange Commission, if such disclosure is required by law. Similarly, the Company may provide proprietary and confidential information to HPC in connection with this Agreement, which Company will identify as such at the time it is disclosed to HPC. HPC will keep such information confidential and not disclose it to any third party without Company's consent, and will use any such information provided by the Company solely for the purpose of providing services to the Company under this Agreement. The Company does not guarantee the accuracy of any technical or economic projection and forecasts that may be provided to HPC hereunder.

8. **Reimbursement:** The Company agrees to reimburse promptly HPC, upon request from time to time, for all reasonable, out-of-pocket expenses incurred by HPC (including fees and disbursements of counsel and of other consultants and advisors retained by HPC) in connection with the matters contemplated by this Agreement. The Company's prior approval in writing will be required for any individual expenses above $500.00.

9. **Indemnification:** The Company agrees that it shall indemnify and hold harmless, HPC, its stockholders, directors, officers, employees, agents, affiliates and controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934 and Section 15 of the Securities Act of 1933, each as amended (any and all of whom are referred to as an "Indemnified Party"), from and against any and all losses, claims, damages, liabilities, or expenses, and all actions in respect thereof (including, but not limited to, all legal or other expenses reasonably incurred by an Indemnified Party in connection with the investigation, preparation, defense or settlement of any claim, action or proceeding, whether or not resulting in any liability), incurred by an Indemnified Party: (a) arising out of, or in connection with, any actions taken or omitted to be taken by the Company, its affiliates, employees or agents, or any untrue statement or alleged untrue statement of a material fact contained in any of the financial or other information furnished to HPC by or on behalf of the Company or the omission or alleged omission of a material fact required to be stated

therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) with respect to, caused by, or otherwise arising out of any transaction contemplated by the Agreement or HPC's performing the services contemplated hereunder; provided, however, the Company will not be liable under clause (b) hereof to the extent, and only to the extent, that any loss, claim, damage, liability or expense is finally judicially determined to have resulted primarily from HPC's gross negligence or bad faith in performing such services.

If the indemnification provided for herein is conclusively determined (by an entry of final judgment by a court of competent jurisdiction and the expiration of the time or denial of the right to appeal) to be unavailable or insufficient to hold any Indemnified Party harmless in respect to any losses, claims, damages, liabilities or expenses referred to herein, then the Company shall contribute to the amounts paid or payable by such Indemnified Party in such proportion as is appropriate and equitable under all circumstances taking into account the relative benefits received by the Company on the one hand and HPC on the other, from the transaction or proposed transaction under the Agreement or, if allocation on that basis is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and HPC on the other, but also the relative fault of the Company and HPC; provided, however, in no event shall the aggregate contribution of HPC and/or any Indemnified Party be in excess of the net compensation actually received by HPC and/or such Indemnified Party pursuant to this Agreement.

In the event any Indemnified Party shall incur any expenses covered by this Section 9, the Company shall reimburse the Indemnified Party for such covered expenses within ten (10) business days of the Indemnified Party's delivery to the Company of an invoice therefore, with receipts attached. Such obligation of the Company to so advance funds may be conditioned upon the Company's receipt of a written undertaking from the Indemnified Party to repay such amounts within ten (10) business days after a final, non-appealable judicial determination that such Indemnified Party was not entitled to indemnification hereunder.

The foregoing indemnification and contribution provisions are not in lieu of, but in addition to, any rights which any Indemnified Party may have at common law hereunder or otherwise, and shall remain in full force and effect following the expiration or termination of HPC's engagement and shall be binding on any successors or assigns of the Company and successors or assigns to all or substantially all of the Company's business or assets.

10. **Notices:** Except as otherwise specifically agreed, all notices and other communications made under this Agreement shall be in writing and, when delivered in person or by facsimile transmission, shall be deemed given on the same day if delivered on a business day during normal business hours, or on the first day of business day following delivery in person or by facsimile outside normal business hours, or on the date indicated on the return receipt if sent registered or certified mail, return receipt requested. All notices sent hereunder shall be sent to the representatives of the party to be noticed at the addresses indicated respectively below, or at such other addresses as the parties to be noticed may from time to time by like notice hereafter specify:

If to the Company:	If to HPC:
Mr. Jonathan Godshall	Mr. Vincent Sbarra
Chief Executive Officer	President
Trulite Inc.	HPC Capital Management Corp.
1401 Mckinney Street	300 Colonial Center Parkway

Suite 900 Houston, TX 77010-4035	Suite 260 Roswell, GA 30076

11. **Entire Agreement:** This Agreement contains the entire agreement between the parties. It may not be changed except by agreement in writing signed by the party against whom enforcement of any waiver, change, discharge, or modification is sought. Waiver of or failure to exercise any rights provided by this Agreement in any respect shall not be deemed a waiver of any further or future rights.

12. **Survival of Representations and Warranties:** The representations, warranties, acknowledgments and agreements of HPC and the Company shall survive the termination of this agreement. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided, however, that, such severability should be ineffective if it materially changes the economic benefit of this Agreement to any party.

13. **Governing Law:** This Agreement shall be construed according to the laws of the State of New York and subject to the jurisdiction of the courts of said state, without application of the principles of conflicts of laws. In any litigation, arbitration, or other dispute resolution arising out of or relating to this Agreement, the prevailing party shall be reimbursed by the other party (as determined by a court of competent jurisdiction) for reasonable attorneys' fees and/or arbitration costs.

14. **Successors:** This Agreement may not be assigned by either the Company or HPC without the prior written consent of the other party. This Agreement shall be binding upon the parties, their permitted successors and assigns.

15. **Execution:** This Agreement may be executed in any number of counterparts each of which shall be enforceable against the parties executing such counterparts, and all of which together shall constitute a single document. Except as otherwise stated herein, in lieu of the original documents, a facsimile transmission or copy of the original documents shall be as effective and enforceable as the original.

Agreed to and accepted this 10th day of July, 2007.

Trulite Inc.	**HPC Capital Management**
By: Jonathan H. Godshall	By: [signature]
Jonathan Godshall Chief Executive Officer	David Batista Managing Director